Exhibit 99.1

Brian Flynn Elected to Lakeland Bancorp, Inc.

and Lakeland Bank Board of Directors

OAK RIDGE, N.J., June 14, 2010 – John Fredericks, Chairman of Lakeland Bancorp, Inc. (Nasdaq: LBAI) and Lakeland Bank, announced today that Brian Flynn, a certified public accountant and a partner at O’Connor Davies Munns & Dobbins, LLP in Paramus, New Jersey, has been named to the Board of Directors of Lakeland Bancorp, Inc. and Lakeland Bank. Mr. Flynn will serve as a member of the Audit Committee.

Mr. Flynn, 50, of Wyckoff, New Jersey, has been a partner at O’Connor Davies since 1981. O’Connor Davies is one of the largest regional accounting firms in the tri-state area.

Mr. Flynn previously served on the Boards of Directors of TD Bank, N.A. (formerly TD Banknorth, N.A.), TD Banknorth, Inc., Hudson United Bancorp and Hudson United Bank. He is a member of several professional organizations including the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. He is also a frequent lecturer at tax and accounting seminars.

“We are pleased to welcome Brian Flynn to the Board of Lakeland Bancorp,” said Mr. Fredericks. “Brian’s broad financial knowledge and understanding of our regional market will provide another valuable perspective to our experienced Board.”

About Lakeland Bancorp and Lakeland Bank:

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.7 billion and 48 offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank’s full line of products and services, visit their website at LakelandBank.com.